Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Cathy W. Liles (434) 817-8267

VIRGINIA NATIONAL BANKSHARES CORPORATION

APPOINTS ROBERT LEE BURROWS, JR. TO BOARD OF DIRECTORS

Charlottesville, VA – February 5, 2026 - Virginia National Bankshares Corporation (NASDAQ: VABK) (the “Company”) announced today the appointment of Robert Lee Burrows, Jr. as a director of the Company, effective February 25, 2026. He has also been appointed as a director of the Company’s wholly-owned subsidiary bank, Virginia National Bank.

Mr. Burrows' experience in the financial services industry spans over four decades. In 2008, he founded Banks Street Partners, an Atlanta based financial services focused investment banking firm that became a leading investment firm in the Southeast. In 2019, Banks Street Partners sold to Chicago-based Performance Trust Capital Partners, Inc. He retired as Vice Chairman of Investment Banking at Performance Trust in October 2025. Prior to 2008, he co-owned Trident Financial Corporation/Trident Securities, assisted in founding ComSouth Bankshares, and launched UB Bancorp. He has served and currently serves on several corporate boards of directors as well as serving in a volunteer capacity on several boards.

“We are pleased to welcome Mr. Burrows to the Board of Directors,” said William D. Dittmar, Jr. Chairman of the Company and Virginia National Bank. “With his distinguished career that includes founding banks and decades of experience in the financial industry, Mr. Burrows brings knowledge and judgment that will strengthen our Board and support the continued growth of the Company.”

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has seven banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County (including one limited-service banking facility), and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.